Exhibit 10.1

FOURTH AMENDMENT TO EMPLOYMENT AGREEMENT

THIS FOURTH AMENDMENT (the “Fourth Amendment”), dated September 29, 2016 by and between John a/k/a Jack McGrath, an individual (“Executive”) and JAKKS Pacific, Inc., a Delaware corporation (“JAKKS” or the “Company”) further amends the 2010 Employment Agreement (as defined below) between Executive and the Company, and is entered into pursuant to Section 20 of the 2010 Employment Agreement.

W I T N E S S E T H:

WHEREAS, Executive and the Company entered into an Employment Agreement on March 4, 2010 which was effective January 1, 2010 (the “2010 Employment Agreement”), which was amended by a First Amendment to Employment Agreement dated August 23, 2011, a Second Amendment to Employment Agreement dated May 15, 2013, and a Third Amendment Extending Term of Employment Agreement dated June 11, 2015 (the 2010 Employment Agreement, as heretofore amended is referred to as the “Amended Employment Agreement”); and

WHEREAS, Executive and the Company desire to amend the terms of the Amended Employment Agreement in certain respects without modifying, changing or otherwise amending any other provisions of the Amended Employment Agreement (the Amended Employment Agreement, as further amended by this Fourth Amendment, is referred to as the “Employment Agreement”.)

NOW, THEREFORE, in consideration of the mutual promises, representations and warranties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.	Capitalized terms used and not defined herein have the respective meanings ascribed to them in the Amended Employment Agreement.

2.	The text of Section 2 of the 2010 Employment Agreement shall be deleted in its entirety, and the following shall be substituted therefor:

“Term. The employment of Executive hereunder shall commence on the Effective Date and continue until December 31, 2020, subject to earlier termination on the terms and conditions provided elsewhere in this Agreement (the “Term”). As used herein, “Termination Date” means the last day of the Term.”

3.	Annual Restricted Stock Awards. Effective as of January 1, 2017, Section 3(d) of the Amended Employment Agreement is amended in its entirety to provide as follows:

“d. Annual Restricted Stock Awards.

(i)       Definitions.

A. The term “Annual Restricted Shares Grant” means the number of shares of Restricted Stock issued on each annual Issuance Date, which shall be determined by dividing $1,000,000.00 by the closing price of a share of the Company’s Common Stock on the first trading date immediately preceding such annual Issuance Date.

B. The term “Common Stock” means the Company’s common stock, par value $.001 per share.

C. The term “Issuance Date” means January 1, 2017 and January 1 of each calendar year thereafter occurring during the Term.

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D. The term “Performance Measures” is defined in section 5 below of this Fourth Amendment.

E. The term “Performance Shares” is defined in sub-paragraph (ii) (A) below of this Section 3(d).

F. The term “Plan” means the Company’s 2002 Stock Award and Incentive Plan as in effect on June 1, 2016 and as subsequently may be amended, from time to time, or any successor plan.

G. The term “Restricted Stock” means shares of restricted common stock of the Company, par value $.001 per share issuable under the Plan.

H. The term “Restricted Stock Performance Measures” has the meaning provided for in Schedule “A” annexed to of this Fourth Amendment.

(ii)        Pursuant to and subject to the terms (including, without limitation, the availability of shares reserved for issuance thereunder) of the Plan and the applicable Restricted Stock Agreement, which shall be substantially in the form of Exhibit A to the Amended Employment Agreement, the Company shall issue to Executive on each annual Issuance Date that number of shares of Restricted Stock with a value equal to $1,000,000.00 which shall vest as follows:

A. Sixty Percent (60%) of each Annual Restricted Shares Grant, equal in value on its Issuance Date to $600,000.00, shall vest in accordance with the Restricted Stock Performance Measures (the shares included in that part of each Annual Restricted Shares Grant that vest in accordance with the Restricted Stock Performance Measures are referred to as the “Performance Shares.”)

B. Forty Percent (40%) of each Annual Restricted Shares Grant, equal in value on its Issuance Date to $400,000.00, shall vest in four (4) equal annual installments, with twenty-five percent (25%) thereof vesting on each of the first, second, third and fourth anniversaries of its Issuance Date.

4.	Section 3(e) of the Amended Employment Agreement is amended in its entirety to provide that the Annual Performance Bonus for fiscal year 2017 and each fiscal year thereafter during the Term shall equal the amount calculated as provided in clause (A) below and be paid as provided in clauses (B) and (C) below.

i.	Each Annual Performance Bonus shall be equal to an amount not exceeding 125% of Base Salary for the applicable fiscal year, one-half of which shall be earned using Company Net Revenue performance criteria established by the Compensation Committee for the applicable fiscal year and one-half of which shall be earned using Company EBITDA performance criteria established by the Compensation Committee for the applicable fiscal year, such criteria to be established by the Compensation Committee during the first fiscal quarter of the relevant fiscal year for which the Annual Performance Bonus criteria are being established, after consultation with the Executive, in a manner consistent with past practices. The terms Net Revenue and EBITDA shall have the same meaning as provided for in Schedule A.

ii.	That portion of the Annual Performance Bonus up to an amount equal to the first 100% of Base Salary shall be paid in cash; any excess over 100% of Base Salary shall be paid in Restricted Stock vesting in equal quarterly installments, with the first installment vesting on the award date and the remainder over 3 years following the award date. The number of shares of Restricted Stock, if any, forming part of the Annual Performance Bonus shall be determined by dividing the dollar amount of the Restricted Stock portion of the Annual Performance Bonus by the closing price of a share of the Common Stock on the first trading date immediately preceding the date on which the Annual Performance Bonus is determined to have been earned.

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iii.	The Company shall pay the cash portion and issue the Restricted Stock portion of the Annual Performance Bonus to Executive, subject to any required tax withholding, not later than twenty-one (21) business days following the date on which the Auditors’ final report on the Company’s financial statements for the fiscal year for which the Annual Performance Bonus is awarded is issued and delivered to the Company and in any event not later than April 30 in the calendar year following such fiscal year (the “Annual Performance Bonus Award Date.”) Such Restricted Stock shall be issued subject to the Plan (including, without limitation, the availability of shares reserved for issuance thereunder) and the applicable Restricted Stock Agreement, and shall vest in equal annual installments, the first installment of which shall vest on the Annual Performance Bonus Award Date and thereafter on January 1 in each subsequent year until the final vesting date.

5.	The calculations necessary to determine the Restricted Stock Performance Measures and the Annual Performance Bonus performance criteria (collectively, the “Performance Measures”) shall be made by the Compensation Committee in its discretion, and will, absent manifest error, be conclusive and binding upon the Company and Executive. The Performance Measures may all be adjusted in the sole discretion of the Compensation Committee to take account of extraordinary or special items, or as otherwise may be permitted by the Plan, and the Compensation Committee also reserves the right to modify the vesting and bonus targets and vesting and bonus percentages in the exercise of its negative discretion to take account of any extraordinary or special items, and business acquisitions occurring during the Performance Periods and the relevant fiscal years, or as otherwise determined by the Compensation Committee.

6.	Section 3(d) of the Amended Employment Agreement as amended by this Fourth Amendment shall continue to be subject to the provisions of Sections 3(e) (3) through 3(e) (5) and Sections 3(f), 3(g), 3(h) through 3(i) inclusively of the Amended Employment Agreement. Section 3(j) of the Amended Employment Agreement is supplemented to provide that unless the Employment Agreement has been terminated by Executive other than as the result of a breach by the Company of its obligations or by the Company for cause, if the Term or Executive’s employment by the Company does not continue after December 31, 2020, the Performance Shares and any Restricted Stock issued in partial payment of an Annual Performance Bonus shall continue to vest in accordance with and subject to the vesting conditions provided for in Section 3 of this Fourth Amendment.

7.	Section 12(c) of the Amended Employment Agreement is amended to replace the date December 31, 2015 with the date December 31, 2020.

8.	The Amended Employment Agreement, as expressly amended by this Fourth Amendment, remains in full force and effect.

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SIGNATURE PAGE FOLLOWS

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first written above, intending to be legally bound hereby.

JAKKS PACIFIC, INC.

By:
Name: Stephen Berman
Title: President & CEO

John a/k/a Jack McGrath

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SCHEDULE A

To Fourth Amendment to Amended Employment Agreement Between

John a/k/a Jack McGrath (“Executive”) and JAKKS Pacific, Inc. (the “Company”)

RESTRICTED STOCK PERFORMANCE MEASURES

This Schedule A to the Amended Employment Agreement between Executive and JAKKS sets forth the Restricted Stock Performance Measures that will be used to determine vesting of each Annual Restricted Shares Grant made to Executive. Capitalized terms not otherwise defined in this Schedule “A” are used below with the meanings ascribed thereto in Amendment Number Two to the Amended Employment Agreement.

1)	Definitions.

a)       “Closing Share Value” means in the case of the Company, the closing price of a share of the Company’s Common Stock, and in the case of the Russell 2000 Index, the price reported as the closing price of the companies in the Russell 2000 Index, in both cases, on the last trading day of a Restricted Stock Performance Period.

b)       “EBITDA” means the earnings before interest, taxes, depreciation and amortization of a company for an entire fiscal year calculated in accordance with the company’s audited financial statements.

c)       “Index” means the stock market index known as the Russell 2000 Index, or if the Russell 2000 Index ceases to be published, then such other stock market index (such as, but not limited to, the S&P Small Cap 600 Index) that the Compensation Committee determines, with the advice of its independent compensation consultant, and after receiving input from the Executive, should be used as the Index for determining the Restricted Stock Performance Measures.

d)       “Opening Share Value” means in the case of the Company, the closing price of a share of the Company’s Common Stock, and in the case of the Russell 2000 Index, the price reported as the closing price of the companies in the Russell 2000 Index, in both cases, on the first trading day of a Restricted Stock Performance Period.

e)       “Peer Group Companies” means those public companies whose shares of stock are traded on a recognized securities exchange that the Compensation Committee, with the advice of its independent compensation consultant, and after receiving input from the Executive, has chosen to comprise the group of companies used as a basis for comparison of the Company’s Net Revenue Growth and EBITDA Growth in each Restricted Stock Performance Period.

f)       “Restricted Stock Performance Measures” means the TSR Metric, Net Revenue Growth Metric and EBITDA Metric as each such term is defined Section 2 of this Schedule “A”.

g)       “Restricted Stock Performance Period” with respect to each Annual Restricted Shares Grant means the three (3) year period commencing on its Issuance Date and ending on December 31 of the third calendar year following such Issuance Date.

h)       “TSR” means the total shareholder return calculated by dividing (i) the Closing Share Value plus any dividends paid by (ii) the Opening Share Value. The TSR of the Company shall be adjusted to give appropriate effects to any stock splits, reverse stock splits and similar transactions, as determined by the Compensation Committee.

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2)	Vesting of the Performance Shares during each Restricted Stock Performance Period shall be determined by three performance metrics: TSR for the Company as compared to TSR for the Index during the Restricted Stock Performance Period (the “TSR Metric”); the percentile performance of the Company relative to the Peer Group Companies measured by the Net Revenue Growth of the Company as compared to Net Revenue Growth of the Peer Group Companies during the Performance Period (the “Net Revenue Growth Metric”); and the percentile performance of the Company relative to the Peer Group Companies measured by the EBITDA Growth of the Company as compared to EBITDA Growth of the Peer Group Companies during the Performance Period (the “EBITDA Growth Metric”.)

a)       Each Annual Restricted Shares Grant shall be divided into the following three Tranches: one Tranche shall be equal to fifty percent (50%) of the Annual Restricted Shares Grant, and vesting of such Tranche shall be determined by the TSR Metric (the “TSR Tranche”); one Tranche shall be equal to twenty-five percent (25%) of the Annual Restricted Shares Grant, and vesting of such Tranche shall be determined by the Net Revenue Growth Metric (the “Net Revenue Tranche”), and the third Tranche shall be equal to twenty-five percent (25%) of the Annual Restricted Shares Grant, and vesting of such Tranche shall be determined by the EBITDA Growth Metric (the “EBITDA Tranche”.)

b)       The number of Performance Shares and the percentage of Performance Shares in each Tranche that vest shall be determined as set forth in the table below:

Percentage of Performance Shares in a Tranche that Vest According to the Applicable Performance Measure	TSR Tranche (50% of Annual Restricted Shares Grant)	Net Revenue Tranche (25% of Annual Restricted Shares Grant)	EBITDA Tranche (25% of Annual Restricted Shares Grant)
100%	Company’s TSR is 20% or more above of Index TSR	90th percentile or more using Net Revenue Metric	90th percentile or more using EBITDA Metric
75%	Company’s TSR is 10%-19% TSR above Index TSR	75th - 89th percentile using Net Revenue Metric	75th - 89th percentile using EBITDA Metric
50%	Company’s TSR is Equal to Index TSR	50th – 74th Percentile using Net Revenue Metric	50th – 74th Percentile using EBITDA Metric
25% (threshold)	Company’s TSR is 10% or less below Index TSR	25th – 49th Percentile using Net Revenue Metric	25th – 49th Percentile using EBITDA Metric
0%	Company’s TSR is more than 10% below Index TSR	Less than 25th Percentile using Net Revenue Metric	Less than 25th Percentile using Net Revenue Metric